Exhibit 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-114939, 333-101596, 333-84000, 333-81681 and 33-62687 on Form S-8 of Oshkosh Truck Corporation of our reports dated November 21, 2007 relating to the financial statements and financial statement schedule of Oshkosh Truck Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Oshkosh Truck Corporation for the year ended September 30, 2007.

/S/DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 21, 2007